Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Akoya Biosciences, Inc. of our report dated March 12, 2021, except with respect to the matters discussed in Note 17 as to which the date is April 12, 2021, relating to the consolidated financial statements of Akoya Biosciences Inc. and its subsidiary, appearing in the Registration Statement (No. 333-254760) on Form S-1, as amended, and the related prospectus of Akoya Biosciences, Inc.

/s/ RSM US LLP

Boston, Massachusetts

April 23, 2021